EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS





The Board of Directors and Stockholders of
Intercargo Corporation:

We consent to incorporation by reference in registration statement No. 333-11867 on Form S-8 of Intercargo Corporation of our report dated February 21, 1997, relating to the consolidated balance sheets of Intercargo Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and all related schedules, which report appears in the December 31, 1996 annual report on Form 10-K of Intercargo Corporation.




KPMG Peat Marwick LLP


Chicago, Illinois
March 31, 1997